Lawson Products Reports First Quarter 2015 Results

Continued improvement in operating performance

CHICAGO, April 30, 2015 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the first quarter ended March 31, 2015.

"Our infrastructure investments and cost control efforts, combined with the growth in our sales force has helped us to post improved operating results in a challenging sales environment,” said Michael DeCata, president and chief executive officer. “Sales were affected by weaker demand in the energy sector and the declining exchange rate of the Canadian dollar. Nonetheless, we posted an increase in net sales during the first quarter largely due to our Kent Automotive business. Sequentially, gross margins remained stable at more than 61% and we have continued to increase our share of wallet within our customer base.

"During the first quarter, we held our North American sales meeting to further our training, education and sharing of best practices with our sales force. The last meeting of this magnitude was held in the first quarter of 2013. This is an investment that will benefit future quarters; however, we did realize the anticipated short-term sales impact to the current quarter resulting from pulling our sales force out of the field to attend this event," continued Mr. DeCata.

Financial Highlights

•	Net sales increased 1.0% to $69.9 million in the first quarter of 2015, compared to $69.2 million in the first quarter a year ago.

•	Adjusted operating income improved to $1.0 million in the first quarter of 2015 compared to $0.1 million in 2014 (See reconciliation in Table 1).

•	Ended the first quarter of 2015 with no bank debt.

First Quarter Results

Net sales for the first quarter of 2015 were $69.9 million versus $69.2 million a year ago. Average daily sales increased 1.0% to $1.110 million in the quarter from $1.098 million in the previous year quarter. Sales were limited by the change in the Canadian exchange rate, weak demand from customers in the oil and gas segment due to significantly lower oil prices and lost productivity of our sales force during our North American sales meeting held in February. These factors impacted sales by an estimated $2.5 to $3.0 million in the quarter.

Gross profit for the period as a percentage of sales improved to 61.3%, compared to 59.6% in the first quarter of 2014. This increase was due primarily to improved purchasing that led to higher product margins along with improved distribution efficiencies.

Selling expenses were $24.4 million in the first quarter of 2015 compared to $21.3 million in the prior year quarter. Excluding the $1.9 million cost of the North American sales meeting, selling expenses increased $1.2 million to 32.2% of sales in the quarter compared to 30.7% for the same period a year ago. This increase is predominately due to higher compensation expenses associated with the expansion of our sales force from a year ago and higher health insurance costs. General and administrative expenses decreased to $19.4 million in the first quarter of 2015 from $21.8 million in the prior year quarter primarily driven by lower stock-based compensation as our stock price decreased during the quarter compared to an increase in the prior year period. Excluding stock-based compensation expense, general and administrative expenses decreased 3.3% as we realized cost decreases across many expense categories as a result of continuous cost control management.

Excluding certain non-operational and non-recurring items, adjusted non-GAAP operating income was $1.0 million in the first quarter of 2015 compared to $0.1 million a year ago (see reconciliation in Table 1). GAAP operating loss improved to $0.9 million compared to a $4.7 million operating loss a year ago.

The net loss for the first quarter of 2015 was $1.4 million, or $0.16 per diluted share, as compared to a net loss of $3.0 million, or $0.34 per diluted share, for the same period a year ago.

"While headwinds within the energy sector and the weak Canadian dollar may continue, we will persist with our current growth strategy. An integral part of that strategy is high level customer service which we believe will generate improved results over time. We ended the first quarter with 917 sales reps and will add new reps in targeted markets and carefully manage the business to achieve continued growth," concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss first quarter 2015 results at 9:00 a.m. EDT on April 30, 2015. The conference call is available by direct dial at 888-349-0106 in the U.S. or 412-902-0131 from outside of the U.S. A replay of the conference call will be available approximately two hours after the completion of the call through May 31, 2015. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10053973#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 31, 2015.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of approximately 300,000 maintenance and repair products. Lawson Products serves the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. The Company ships products to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean from five strategically located distribution centers in North America. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2014, Form 10-K filed on February 19, 2015. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net sales	$69,904	$69,204
Cost of goods sold	27,021	27,926
Gross profit	42,883	41,278

Operating expenses:
Selling expenses	24,401	21,280
General & administrative expenses	19,429	21,797
Total SG&A	43,830	43,077
Impairment loss	—	2,914
Operating expenses	43,830	45,991

Operating loss	(947)	(4,713)

Interest expense	(136)	(244)
Other expenses, net	(233)	(148)

Loss from continuing operations before income taxes	(1,316)	(5,105)
Income tax expense (benefit)	55	(783)

Loss from continuing operations	(1,371)	(4,322)
Income and gain from discontinued operations, net of income taxes	—	1,367
Net loss	$(1,371)	$(2,955)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$(0.16)	$(0.50)
Discontinued operations	—	0.16
Net loss per share	$(0.16)	$(0.34)

Basic and diluted weighted average shares outstanding	8,706	8,659

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,990	$4,207
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	33,068	31,546
Inventories	44,241	44,517
Miscellaneous receivables and prepaid expenses	4,020	5,433
Total current assets	84,119	86,503

Property, plant and equipment, net	39,684	41,588
Cash value of life insurance	9,349	9,188
Deferred income taxes	51	51
Other assets	491	510
Total assets	$133,694	$137,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,099	$7,867
Accrued expenses and other liabilities	24,910	30,861
Total current liabilities	37,009	38,728

Security bonus plan	15,403	15,857
Financing lease obligation	9,203	9,414
Deferred compensation	5,037	5,102
Deferred rent liability	4,246	4,361
Other liabilities	2,526	2,523
Total liabilities	73,424	75,985

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,722,352 and 8,720,350 shares, respectively Outstanding - 8,708,469 and 8,706,467 shares, respectively	8,722	8,720
Capital in excess of par value	8,973	8,701
Retained earnings	41,904	43,275
Treasury stock – 13,883 shares	(236)	(267)
Accumulated other comprehensive income	907	1,426
Total stockholders’ equity	60,270	61,855
Total liabilities and stockholders’ equity	$133,694	$137,840

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational, non-recurring or intermittently recurring items that impact the overall comparability. See Table 1 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2015 and March 31, 2014. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Three Months Ended March 31,
	2015	2014

Operating loss, as reported per GAAP	$(947)	$(4,713)

Stock-based compensation (1)	(541)	1,125
Severance expense	571	728
North American sales meeting expense (2)	1,889	—
Impairment loss (3)	—	2,914
Adjusted non-GAAP operating income	$972	$54

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price
(2)    Expense does not include the North American sales meeting impact on sales and gross margin
(3)    Non-cash impairment charge related to the Reno, Nevada distribution center

LAWSON PRODUCTS, INC.
TABLE 2 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Mar. 31, 2015	Dec. 31, 2014	Sep. 30, 2014	Jun. 30, 2014	Mar. 31, 2014

Number of business days	63	61	64	64	63

Average daily net sales	$1,110	$1,152	$1,158	$1,126	$1,098
Sequential quarter increase (decrease)	(3.6)%	(0.5)%	2.8%	2.6%	1.9%

Average active sales rep. count (1)	911	908	882	854	819
Period-end active sales rep. count	917	916	894	878	836

Sales per rep. per day	$1.218	$1.269	$1.313	$1.319	$1.341
Sequential quarter decrease	(4.0)%	(3.4)%	(0.5)%	(1.6)%	(1.3)%

Net sales	$69,904	$70,281	$74,128	$72,080	$69,204
Gross profit	42,883	42,935	44,533	43,803	41,278

Gross profit percentage	61.3%	61.1%	60.1%	60.8%	59.6%

Operating expenses
Selling, general & administrative expenses	$43,830	$44,719	$43,758	$42,430	$43,077
Loss on asset disposals	—	45	97	—	—
Other expenses, net (2) (3)	—	340	—	132	2,914
	43,830	45,104	43,855	42,562	45,991

Operating income (loss)	$(947)	$(2,169)	$678	$1,241	$(4,713)

(1)    Average active sales representative count represents the average of the month-end sales representative counts.

(2)	The three months ended December 31, 2014 includes $0.3 million related to estimated future remediation of an environmental matter at the Decatur, Alabama facility.

(3)	The three months ended June 30 and March 31, 2014 include $0.1 million and $2.9 million, respectively, related to a non-cash impairment charge of the Reno, Nevada distribution center.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665